File No. 33-22970
Filed pursuant to
Rule 424(b)(3) and
Rule 424(c)

PROSPECTUS SUPPLEMENT NO. 5
(To Prospectus dated September 16, 1996)

307,977 Shares
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PepsiCo, Inc.

CAPITAL STOCK
(Par Value 1-2/3 Cents Per Share)
__________

        This Prospectus Supplement supplements the accompanying Prospectus and relates to an aggregate of 307,977 shares of Capital Stock, par value 1-2/3 cents per share (“Capital Stock”), of PepsiCo, Inc. (“PepsiCo”), offered by or for the account of certain non-employee directors of PepsiCo (the “Selling Stockholders”) in order to permit such person to sell or otherwise dispose of such securities from time to time. Certain information concerning the Selling Stockholders and their ownership of PepsiCo Capital Stock is set forth in this Prospectus Supplement under the caption “SELLING STOCKHOLDERS”.

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THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS
THE COMMISSION PASSED UPON THE ACCURACY OR
ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
TO THE CONTRARY IS A CRIMINAL OFFENSE.
__________

        No person has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by PepsiCo. Neither this Prospectus Supplement nor the accompanying Prospectus constitutes an offer to sell or the solicitation of an offer to buy nor shall there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Neither delivery of this Prospectus Supplement or the accompanying Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof.

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The date of this Prospectus Supplement is June 12, 2001

        Set forth below is certain information with respect to the Selling Stockholders, which information supersedes in its entirety the information under the heading “Selling Stockholders” in the accompanying Prospectus.

SELLING STOCKHOLDERS

        Each of the Selling Stockholders has been a director of PepsiCo since April 1998, except for Messrs. Arthur C. Martinez and Franklin D. Raines, who were elected to PepsiCo's Board in May 1999 and Mr. Trujillo and Ms. Trudell, who were elected to PepsiCo's Board in January 2000. The address for each Selling Stockholder is c/o PepsiCo, Inc., 700 Anderson Hill Road, Purchase, New York 10577.

	Shares of Capital Stock Beneficially Owned*	Shares/ Options Previously Received Pursuant to the Plan	Shares/ Options Received Pursuant to the Plan in 2000**	Total Shares of Capital Stock Offered

John F. Akers	64,946	37,565	10,323	47,888
Robert E. Allen	27,442	15,319	10,323	25,642
Peter Foy	30,164	17,141	10,323	27,464
Ray L. Hunt	64,520	29,697	10,323	40,020
Arthur C. Martinez	13,876	8,005	3,871	11,876
John J. Murphy	37,859	30,388	3,871	34,259
Franklin D. Raines	18,735	13,864	3,871	17,735
Sharon Percy Rockefeller	71,639	41,140	3,871	45,011
Franklin A. Thomas	32,114	22,726	8,388	31,114
Cynthia M. Trudell	15,097	0	15,097	15,097
Solomon D. Trujillo	13,871	0	11,871	11,871

	_______	_______	_______	_______
	390,263	215,845	92,132	307,977

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*         These figures represent the number of shares of PepsiCo Capital Stock beneficially owned by each non-employee director as of June 8, 2001, including the total number of shares, or currently exercisable options to purchase shares, of PepsiCo Capital Stock received under the Plan.

**         These amounts reflect currently exercisable options and shares of stock which were granted in 2000.